Exhibit 99(p)(2)

Exhibit (p)(2) Code of Ethics of the Investment Adviser

FINANCIAL AND INVESTMENT MANAGEMENT GROUP, LTD.
CODE OF ETHICS

October 1, 2004, as amended December 15, 2005 and November 17, 2006, with such changes to be effective November 30, 2006.

I.              INTRODUCTION

Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) requires federally registered investment advisers to establish, maintain and enforce written codes of ethics that include, among other matters, standards of business conduct required of “supervised persons,” provisions requiring supervised persons to comply with applicable federal securities laws, and provisions requiring “access persons” to report their personal securities transactions and holdings and obtain approval before they acquire beneficial ownership of any security in an initial public offering or private placement.  This Code has been adopted by the Firm and is intended to comply with Advisers Act Rule 204A-1.

This Code is intended to provide guidance to Access Persons of the Firm in the conduct of their personal investments to eliminate the possibility of securities transactions occurring that place, or appear to place, such persons in conflict with the interests of advisory clients of the Firm.  A copy of this Code is available upon request to advisory clients of the Firm.

Your receipt of this Code for your review means that you are a person to whom the Code applies.  You are required to acknowledge in writing that you have received a copy of this Code, as well as any amendments to the Code, and to certify annually that you have read and understood and will comply with this Code.  See Appendix A.

If you have any questions concerning this Code, please contact the Chief Compliance Officer and/or the Firm’s counsel.

II.            DEFINITIONS.

A.    Access Person.  “Access Person” means (1) any Advisory Person of the Firm, and (2) any Supervised Person who has access to non-public information regarding any Clients’ purchase or sale of Securities or non-public information regarding the portfolio holdings of any reportable fund client or who is involved in making Securities recommendations to Clients, or has access to such recommendations that are non-public.  All officers, directors and employees of the Firm are considered Access Persons.

B.    Advisory Person.  “Advisory Person” means any director, officer, general partner or employee of the Firm (1) who, in connection with his regular functions or duties, makes, participates in, or obtains non-public information regarding the purchase or sale of a Covered Security by or on behalf of a client, or (2) whose functions relate to the making of any non-public recommendations with respect to such purchases or sales.  In the event that any individual or company is in a control relationship with the Firm, the term “Advisory Person” includes such individual company, or any employee of such a company to the same extent as an employee of the Firm.

C.    Automatic Investment Plan.  “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

D.    Beneficial Ownership.  “Beneficial Ownership” has the same meaning as used in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, except that the term applies to both debt and equity Securities.  “Beneficial ownership” under Rule 16a-1(a)(2) includes accounts of a spouse, minor children who reside in an Access Person’s home and any other relatives (parents, adult children, brothers, sisters, etc.) whose investments the access person directs or controls, whether the person lives with the Access Person or not, as well as accounts of another person (individual, partner, corporation, trust, custodian, or other entity) if by reason of any contract, understanding, relationship, agreement or other arrangement the access person obtains or may obtain therefrom a direct or indirect pecuniary interest.  A person does not derive a direct or indirect pecuniary interest by virtue of serving as a trustee or executor unless he or a member of his immediate family has a vested interest in the income or corpus of the trust or estate.  See Appendix B for examples of Beneficial Ownership.

E.     Being Considered for Purchase or Sale.  A Security is “being considered for purchase or sale” when a recommendation to purchase or sell such Security has been made and communicated by an Advisory Person, in the course of his duties and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

F.     Client.  “Client” means any investment advisory client of the Firm.

G.    Chief Compliance Officer.  “Chief Compliance Officer” means the officer responsible for administering the Advisor’s compliance program as well as any designee appointed by such person.

H.    Control.  “Control” means the power to exercise a controlling influence over the management and policies of a company, unless such power is solely the result of an official position with such company.

I.      Covered Security.  “Covered Security” shall mean any Security, except shares of registered open-end investment companies (other then the Utopia Funds), direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds (other than the Utopia funds).

J.     Federal Securities Laws.  “Federal Securities Laws” means the Securities Act of 1933, Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or the Department of the Treasury.

K.    Firm.  The “Firm” means Financial & Investment Management Group, Ltd.

L.     Initial Public Offering.  “Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

M.   Portfolio Managers.  Persons who make decisions as to the purchase or sale of portfolio Securities of a client.

N.    Private Placement.  “Private Placement” means an offering of Securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereto or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

O.    Security.  “Security” has the same meaning as in Section 2(a)(36) of the 1940 Act.  A copy of Section 2(a)(36) of the 1940 Act is available from the Chief Compliance Officer.

P.     Supervised Persons.  “Supervised Persons” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm,

or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

III.           STATEMENT OF GENERAL PRINCIPLES

The following general fiduciary principles shall govern the conduct and personal investment activities of all Access Persons and Supervised Persons.

Each Access Person and Supervised Person shall act with integrity, competence and dignity, shall adhere to the highest ethical standards and shall:

A.    Recognize that the Firm has fiduciary duties to all Clients, which involves a duty at all times to deal fairly with, and act in the best interests of all Clients, including the duty to use reasonable care and independent professional judgment and to make full and fair disclosure of all material facts;

B.    At all times, place the interests of Clients before his or her personal interests;

C.    Comply with the applicable Federal Securities Laws;

D.    Conduct all personal Securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or any abuse of position of trust and responsibility;

E.     Not take any inappropriate advantage of his position with or on behalf of any Client; and

F.     Report promptly any violations of this Code to the Chief Compliance Officer.

Access Persons and Supervised Persons should follow not only the letter of this Code, but also its spirit and their conduct and transactions will be reviewed for this purpose.

IV.           RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.    Prior Clearance Required for All Transactions in Covered Securities.  Unless the transaction is exempt under Section V. below, no Access Person may directly or indirectly, initiate, recommend, or in any other way participate in the purchase or sale of a Covered Security in which such Access Person has, or by reason of the transaction may acquire, any direct or indirect beneficial interest, without first obtaining prior clearance for such transaction from the Chief Compliance Officer.  No such person may approve their own trades.  When requesting prior clearance, each Access Person should be aware that:

1.     All requests for prior clearance must provide the information set forth on the Request for Authorization for Personal Trading in Covered Securities and for Private Placement Participation, a copy of which is attached as Appendix C.  Such requests shall generally be made in writing or by e-mail, although in special circumstances telephone requests may be made so long as the required information is provided;

2.     Before the Access Person may proceed with the proposed transaction, the Chief Compliance Officer must sign and date a written approval of the transaction;

3.     The Firm shall retain records of approved requests for prior clearance; and

4.     Prior clearance of a securities transaction is effective for one day only, the date on which the clearance is granted.

B.    Purchases and Sales Involving a Client Account (Blackout Periods).  Unless the transaction is exempt under Section V. below, no Access Person may (i) execute a transaction for Covered Securities before a Client has purchased or sold that same Covered Security; or (ii) purchase or sell any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, in a Covered Security being considered for purchase or sale by a Client.

C.    Short-Term Trading Profits.  Short-term trading by Access Persons in accounts as to which they have any Beneficial Ownership shall be looked upon with disfavor.  All sales and purchases (or purchases and sales) of the same or equivalent Covered Securities within 60 calendar days by an Access Person shall be reported to the Chief Compliance Officer.

D.    Initial Public Offerings.  No Access Person may acquire any Beneficial Ownership in any equity Covered Securities (or Securities convertible into equity Covered Securities) in an Initial Public Offering.

E.     Private Placements.  As indicated in Section IV. A., before directly or indirectly acquiring Beneficial Ownership in any Securities in a Private Placement, each Access Person shall obtain express prior written approval from the Chief Compliance Officer, as set forth on the Request for Authorization for Personal Trading in Covered Securities and for Private Placement Participation, a copy of which is attached as Appendix C. In making that determination, the Chief Compliance Officer shall consider, among other factors, whether the investment opportunity should be reserved for any Client, and whether such opportunity is being offered to such Access Person by virtue of his position with the Firm. Additionally:

1.     If and after such authorization to acquire such Securities in a Private Placement has been obtained, the Access Person must disclose such personal investment whenever any subsequent consideration by a Client for investment in that issuer arises; and

2.     If a decision is being considered to purchase Securities of an issuer, the shares of which have been previously obtained for personal investment by an Access Person in a Private Placement, that decision shall be subject to an independent review by a disinterested Portfolio Manager or Firm officer with no personal interest in the issuer.

F.     Service as a Director.  No Access Person shall serve on a board of directors of a publicly traded company, absent prior written authorization by the Board of Directors of the Firm (as the case may be), based upon a determination that such service would be consistent with the interests of the Firm’s Clients.  If board service of an Access Person is authorized by the Board of Directors of the Firm, such Access Person shall be isolated from the investment making decisions for the Clients with respect to the company of which he is a director.

G.    Confidentiality.  No Access Person shall reveal to any other person (except in the normal course of his duties on behalf of the Firm) any information regarding Securities transactions made, or being considered, by or on behalf of any Client.

V.            EXEMPT TRANSACTIONS

A.    The following transactions shall not be subject to prohibitions described in Section IV.:

1.     Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than the Access Person and, with respect to which the Access Person does not in fact influence or control purchase or sale transactions;

2.     Purchases or sales that are non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transaction;

3.     Purchases that are part of an issuer’s automatic dividend reinvestment plan;

4.     Purchases or sales that are made pursuant to an Automatic Investment Plan;

5.     Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

6.     Purchases or sales of less than $5,000 of shares of the Utopia Funds;

7.     Purchases or sales that receive the prior approval of the Chief Compliance Officer and that are in equity Securities of a company for which the market capitalization is at least $2 billion; and

8.     Purchases or sales that receive the prior approval of the Chief Compliance Officer on the basis that (a) the transaction is not potentially harmful to any Client, (b) the transaction would be unlikely to affect the market in which the portfolio Securities for any Client are traded; or (c) the transaction is not related economically to the Securities to be purchased, sold, or held by any Client and the decision to purchase or sell the Security is not the result of material non-public information.

VI.           REPORTING REQUIREMENTS OF ACCESS PERSONS

A.    Initial Holdings Report.  Every Access Person shall complete, sign and submit to the Chief Compliance Officer an Initial Holdings Report no later than 10 days after becoming an Access Person.

1.     The Initial Holdings Report (attached hereto as Appendix D) shall include the following information:

a.     The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

b.     The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

c.     The date on which the report is submitted by the Access Person.

2.             The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

3.             In lieu of completing the charts that comprise part of the Initial Holdings Report, the reporting person may provide copies of monthly or quarterly brokerage statements reflecting equivalent information.

B.    Quarterly Transactions Reports.  At the end of each calendar quarter, every Access Person shall complete, sign and submit a Quarterly Transactions Report to the Chief Compliance Officer (attached hereto as Appendix E) which discloses information with respect to transactions in any Covered Security in which such Access Person had, or by reason of such transaction, acquired, any direct or indirect Beneficial Ownership in the Covered Security.  Each Quarterly Transactions Report must cover all transactions during the quarter.  The Quarterly Transactions Report shall be submitted no later than 10 days after the end of each calendar quarter, whether or not the Access Person opened any account or engaged in any transactions for the quarter.

1.     For any transaction in a Covered Security during the quarter in which the Access Person had any direct or indirect Beneficial Ownership, the Quarterly Transactions Report shall contain the following information:

a.     The date of the transaction, the title, and as applicable exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and the principal amount of the Covered Security involved;

b.     Account identifying information (e.g., account number);

c.     The nature of the transaction, i.e., purchase, sale or any other type of acquisition or disposition (including, among other things, the writing of an option to purchase or sell a security);

d.     The price at which the transaction was effected;

e.     The name of the broker, dealer, or bank with or through whom the transaction was effected; and

f.      The date that the report is submitted by the Access Person.

2.     In lieu of completing the charts that comprise part of the Quarterly Transactions Report, the reporting person may provide copies of monthly or quarterly brokerage statements reflecting equivalent information, provided that all such statements are received no later than 30 days after the applicable calendar quarter.

C.    Annual Holdings Reports.  No later than 10 days following the end of each calendar year, every Access Person shall complete, sign and submit to the Chief Compliance Officer an Annual Holdings Report (attached hereto as Appendix F), or else shall have been submitting monthly or quarterly brokerage statements, throughout the year, which contain the information required to be reported as described below.

1.     The Annual Holdings Report shall contain the following information:

a.     The title and type, exchange ticker symbol or CUSIP number (as applicable), number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership interest (as applicable); and

b.     The date when the Access Person submitted the report.

2.     The information contained in the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted.

3.     In lieu of completing the charts that comprise part of the Annual Holdings Report, the reporting person may submit, if not already submitted, copies of monthly or quarterly brokerage statements reflecting equivalent information, provided that all such statements are received no later than 30 days after the end of the calendar year.

D.    Notice of Account Openings.  Each Access Person shall complete, sign and submit to the Chief Compliance Officer a Notice of Account Opening (attached hereto as Appendix G) prior to establishing an account in which any Securities are to be held for the direct or indirect benefit of such Access Person.

E.     Confirmations.  All Access Persons shall direct their brokers to supply to the Chief Compliance Officer on a timely basis, duplicate copies of confirmations of all personal Covered Securities.

F.     Disclaimer of Beneficial Ownership.  No Quarterly Transactional Report or Initial or Annual Holdings Report shall be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

G.    Potential Conflicts of Interest.  Every Access Person shall immediately report to the Chief Compliance Officer any factors of which the Access Person is aware that would be relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between the Access Person’s transactions and Securities held or to be acquired by a Client.

Notification of Reporting Obligation.  All Access Persons having a duty to file Quarterly Transactional Reports and Initial and Annual Holdings Report hereunder shall be informed of such duty by the Chief Compliance Officer and shall be provided with a copy of this Code.  Once informed of the duty to file a Quarterly Transactional Report and Initial and Annual Holdings Report, an Access Person has a continuing obligation to file such report, in a timely manner, whether or not the Access Person had any new information to report for the period.

VII.          PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT

Gifts and entertainment may be offered and accepted only in accordance with normally accepted business practices and only if they do not raise the appearance of impropriety.  An appearance of impropriety may be raised if a gift or entertainment opportunity influences, or gives the appearance of influencing, the recipient.

A.    Gifts to Supervised Persons.  Neither a Supervised Person nor any member of a Supervised Person’s family may seek or accept favors, preferential treatment, or any other personal benefit because of the Supervised Person’s association with the Firm.  Supervised Persons shall not accept any entertainment, gift or other personal benefit that may create or appear to create a conflict between the interests of the Supervised Person and any client of the firm.  Usual and normal benefits provided in the customary course of business are permitted, such as an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any appearance of impropriety and when accepted in accordance with the general principles of this Code.

1.     Reporting.  Supervised Persons shall report to the Chief Compliance Officer any gift received that has a fair market value of $100 or more.

B.    Gifts from Supervised Persons.  Supervised persons may not give a gift to a business contact in the form of cash or a cash equivalent, including gift certificates redeemable for cash (other than nominal amounts not consumed when the gift certificate is used).  Some clients or potential clients have restrictions and/or prohibitions on the acceptance of gifts and/or business entertainment by their personnel and it is each supervising person’s responsibility to adhere to any such restrictions and/or prohibitions.

VIII.        COMPLIANCE MONITORING

The Chief Compliance Officer shall review all Quarterly Transactional Reports, Initial and Annual Holdings Reports, confirmations, and other materials provided to him regarding personal transactions in Covered Securities by Access Persons to ascertain compliance with the provisions of this Code.  The Chief Compliance Officer shall institute any procedures necessary to monitor the adequacy of such reports and to otherwise prevent or detect violations of this Code.  The Chief Compliance Officer shall maintain a list of the names of persons responsible for submitting those reports.  Upon discovery of a violation of this Code, it shall be the responsibility of the Chief Compliance Officer to report such violation to the management of the Firm.

The Chief Operating Officer shall review the Quarterly Transactional Reports, Initial and Annual Holdings Reports, confirmations, and other materials, regarding the personal transactions in Covered Securities, provided to him by the Chief Compliance Officer, in order to ascertain compliance with the provisions of this Code.

IX.           REVIEW BY BOARD OF DIRECTORS

The Chief Compliance Officer shall regularly (but not less frequently than annually) furnish to the Board of Directors of the Firm a written report regarding the administration of this Code.  This report shall describe issues that arose during the previous year under this Code, including but not limited to information about material violations of this Code and related procedures, as well as sanctions imposed as a result of these violations.  The report shall also certify to the Board of Directors that management has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code.  The Board of Directors should consider this report and determine whether amendments to the Code or procedures are necessary.  If any such report indicates that any change to this Code is advisable, the Chief Compliance Officer shall make an appropriate recommendation to the Board of Directors.  The Chief Compliance Officer also shall inquire into any apparent violation of this Code and shall report any apparent violation requiring remedial action to the Board of Directors.  Upon finding such a violation of this Code, including the filing of any false, incomplete, or untimely Quarterly Transactional Reports or Annual Holdings Reports, or the failure by Access Persons to obtain prior clearance of any personal transactions in Covered Securities, the Board of Directors may impose any sanction or take such remedial actions as it deems appropriate.

X.            RECORDS RETENTION

The Firm shall maintain records in the manner and to the extent set forth below, as required by Rule 204-2 under the Advisers Act:

A.    Retention of Copy of Statement.  A copy of this Code, and any versions that were in effect within the past five years shall be preserved in an easily accessible place;

B.    Record of Violations.  A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in any easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

C.    Copy of Forms and Reports.  A copy of each Request for Personal Trading Authorization in Covered Securities and for Private Placement Participation, Quarterly Transactional Report, Initial Holdings Report, Annual Holdings Report, Annual Certification, and Notice of Account Opening prepared and filed by an Access Person pursuant to this Code shall be preserved by the Chief Compliance Officer for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place;

D.    Written Acknowledgements.  A record of all written acknowledgments of receipt of this Code from each person who is, or within the past five years was, an Access Person or Supervised Person shall be preserved in an early accessible place;

E.     List of Access Persons.  A list of all persons who are, or within the past five years of business were, Access Persons shall be maintained in an easily accessible place;

F.     Record of Approvals.  A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in a Private Placement, and any other purchases or sales of Covered Securities by Access Persons shall be maintained in an easily accessible place for at least five years following the end of the fiscal year in which the approval is granted; and

G.    Sites of Records to be Kept.  All such records and/or documents required to be maintained pursuant to this Code shall be kept at the offices of the Firm.

XI.           CONFIDENTIAL TREATMENT

All reports and other records required to be filed or maintained under this Code shall be treated as confidential, except to the extent required by law.

XII.         VIOLATIONS OF THIS CODE

Violations of this Code may result in the imposition of sanctions or the taking of such remedial steps as the Firm may deem appropriate, including, but not limited to, unwinding the transaction or, if impractical, disgorgement of any profit from the transaction, a letter of censure, reduction in salary, and suspension or termination of employment.  No director or officer of the Firm shall participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

In addition, the Firm may report any violations to the appropriate regulatory authority, including the Securities and Exchange Commission.

XIII.        WRITTEN ACKNOWLEDGEMENTS

Each Access Person and Supervised Person shall receive a copy of this Code when they become an Access Person or Supervised Person and shall receive any amendments to the Code when made.  Each Access Person and Supervised Person shall provide a written acknowledgement of receipt of this Code and any amendment thereto in the form attached as Appendix A.

XIV.        INTERPRETATION OF PROVISIONS

Management of the Firm may, from time to time, adopt such interpretations of this Code as the Board of Directors, the Chief Compliance Officer or management deems appropriate.

XV.         AMENDMENTS TO THE CODE

Any material change to the Code subsequent to its initial approval must be approved within six months of the change by the Board of Directors of the Firm and by the Board of Trustees of the Utopia Funds.  Any amendment to the Code shall be effective 30 calendar days after written notice of such amendment shall have been received by the Chief Compliance Officer, unless the management of the Firm, as appropriate, expressly determines that such amendment shall become effective on an earlier date or shall not be adopted.

APPENDIX A

ACKNOWLEDGEMENT OF RECEIPT AND
CERTIFICATION OF UNDERSTANDING OF
THE CODE OF ETHICS

I hereby acknowledge receipt of the Code of Ethics, including all amendments (if any) thereto, and certify that I (i) have read and understand the Code of Ethics of the Firm, (ii) recognize that I am subject to the Code of Ethics, (iii) will comply with the requirements of the Code of Ethics over the next year, and (iv) will disclose all information, over the next year, required to disclosed by the Code of Ethics.

Name:
Signed:
Dated:

APPENDIX B

EXAMPLES OF BENEFICIAL OWNERSHIP

You will be deemed to have a beneficial interest in a security for purposes of the Code in the circumstances listed below.

1.                                       Securities held by you for your own benefit, whether such securities are in bearer form, registered in your own name, or otherwise.

2.                                       Securities held by others for your benefit (regardless of whether or how such securities are registered), such as, for example, securities held for you by custodians, brokers, relatives, executors, or administrators.

3.                                       Securities held by a pledgee for your account.

4.                                       Securities held by a trust in which you have an interest. A remainder interest will confer beneficial ownership only if you have power to exercise or share investment control over the trust.

5.                                       Securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an interest in the trust.

6.                                       Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or share investment control.

7.                                       Securities held by any non-public partnership in which you are a partner to the extent of your interest in partnership capital or profits.

8.                                       Securities held by a personal holding company controlled by you alone or jointly with others.

9.                                       Securities held in the name of your spouse unless legally separated, or in the name of you and your spouse jointly.

10.                                 Securities held in the name of your minor children or in the name of any immediate family member of you or your spouse (including an adult child) who is presently sharing your home. This applies even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household.

11.                                 Securities held in the name of any person other than you and those listed in paragraphs (9) and (10), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement you obtain benefits substantially equivalent to those of ownership.

12.                                 Securities held in the name of any person other than you, even though you do not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if you can vest or revest title in yourself.

APPENDIX C

REQUEST FOR AUTHORIZATION FOR PERSONAL TRADING
IN COVERED SECURITIES AND FOR PRIVATE PLACEMENT PARTICIPATION

Name:                                                                    Proposed Transaction Date:

This Request for Authorization Form must be completed by every Access Person of the Firm prior to any personal trade in Covered Securities. (1)

Name of the issuer, title, and as applicable, exchange ticker symbol (or CUSIP number), interest rate and maturity date, the number of shares and the principal amount of the Covered Security involved:

Account identifying information (e.g., account number):

Nature of transaction (i.e., purchase, sale)(2) and the price at which the proposed transaction is to be effected:

Name of the broker, dealer, or bank with or through whom the proposed transaction is to be effected:

Are you or is a member of your immediate family an officer or director of the issuer of the securities or any affiliate(3) of the issuer?                 Yes   ☐     No   ☐

If yes, please describe:

Please confirm the following statement by dating and signing below it:

To the best of my knowledge and belief, the answers that I have provided above are true and correct.

Dated	Signature

Continued on Next Page

(1) The terms “Access Person” and “Covered Security” are defined in the Code of Ethics.

(2) If other than a market order, please describe any proposed limits.

(3) For purposes of this question, “affiliate” includes (i) any entity that directly or indirectly owns, controls, or holds with power to vote 5% or more of the outstanding voting securities of the issuer and (ii) any entity under common control with the issuer.

This Portion to Be Completed by the Chief Compliance Officer or Chief Operating Officer.

Approval or Disapproval of Personal Trading Request (to be completed upon receipt and consideration by Chief Compliance Officer (or Chief Operating Officer if the Request is being made by the Chief Compliance Officer)):

☐                                    I confirm that the above-described proposed transaction appears to be consistent with the policies described in the Code and that the conditions necessary for approval of the proposed transaction have been satisfied for the reasons set forth below (check applicable boxes):

☐                                    The proposed personal securities transaction (i) is not potentially harmful to any Client, (ii) would be unlikely to affect the market in which any Client’s portfolio securities are traded, or (iii) is not related economically to securities to be purchased, sold, or held by any Client, and the decision to purchase or sell the security is not on the basis of possession of material, non-public information;

☐                                    The issuer of the Covered Security has a market capitalization of at least $5 billion and the size of the proposed transaction and the decision to purchase or sell the security is not the result of the receipt or possession of material, non-public information; and/or

☐                                    In the case of a Private Placement, I have determined that this is not an investment opportunity which should be reserved for any Client, and that this opportunity is not being offered to the Access Person by virtue of his position with the Firm.

☐                                    I do not believe the above-described proposed transaction is consistent with the policies described in the Code or that the conditions necessary for approval of the proposed transaction have been satisfied.

Time and Date:	Signed:

Title:

APPENDIX D

INITIAL HOLDINGS REPORT

Name:                                                                                                     Date of Report:

This Initial Holdings Report must be filed by all Access Persons of the Firm no later than 10 days after such individual becomes an Access Person.

(Note: Brokerage statements may be attached to this Initial Holdings Report in lieu of completing the charts below, but in either case, this Report must be signed)

For each Covered Security in which you have a direct or indirect Beneficial Ownership interest, please list the title and type of security, exchange ticker symbol or CUSIP number, number of shares, and principal amount of such security.

Title/Type	Ticker Symbol/CUSIP Number	Number of Shares	Principal Amount

For each account in which any securities were held for your direct or indirect benefit, please list the name, address and contact person of the broker, dealer, or bank with whom the account was established and the date such account was opened.

Name	Address	Contact Person	Date	Account Opened

Please confirm the following statement by dating and signing below it:

To the best of my knowledge and belief, the information set out in this Initial Holdings Report and any attachments is true and correct.

Date Submitted	Signature

APPENDIX E

QUARTERLY TRANSACTIONS REPORT FOR COVERED SECURITIES

Name:                                                                         Report for Quarter Ended:

This Quarterly Transactions Report must be filed quarterly (within 10 days after the end of each calendar quarter) by each Access Person of the Firm.  This report should list all accounts opened by the Access Person during the report period in which Securities are held for the direct or indirect benefit of the Access Person.

If you are an Access Person, you must file this report whether or not you opened any accounts or had any reportable transactions for the reporting period.

Did you open any accounts in which Securities are held for your direct or indirect benefit during the above quarter?

Yes   ☐                           No   ☐

Did you have any reportable transactions in Covered Securities during the above quarter?

Yes   ☐                           No   ☐

If you answered “Yes” to either question above, submit either:

(A)      Information as specified on the “Reportable Securities Transactions” form attached to this Appendix E, using additional copies of that form as necessary; or

(B)        monthly or quarterly brokerage statements which contain information fulfilling the reporting requirements of this report, as detailed on the form attached to this Appendix E, and these statements shall be accepted in lieu of that form.

If (B), please indicate whether:	☐	statements are attached, or

	☐	statements are forthcoming.

Each report must cover all accounts in which you have a direct or indirect Beneficial Ownership interest (unless you have no influence or control over such accounts) and all non-client accounts that you manage or with respect to which you give investment or voting advice.

Whether you answered “Yes” or “No” above, please confirm the following statement by dating and signing below it:

To the best of my knowledge and belief, the answers set out in this Quarterly Transactions Report and its attachments are true and correct.

Date Submitted	Signature

(1) The terms “Access Person” and “Covered Security” and “Security” are defined in the Code of Ethics.

REPORTABLE SECURITIES TRANSACTIONS(2)

(Brokerage statements may be attached in lieu of this section)

Date of transaction:

Name of the issuer, title and type of security, exchange ticker symbol or CUSIP number (as applicable), and dollar amount or number of securities of the issuer purchased or sold:

Nature of transaction (i.e., purchase, sale, exchange or other type of acquisition or disposition):

Price at which the transaction was effected:

Name of broker, dealer, or bank with or through whom the transaction was effected:

(2) This Report shall not be construed as an admission by the person making such Report that he or she has any direct or indirect beneficial interest in the security or securities to which the Report relates.

APPENDIX F

ANNUAL HOLDINGS REPORT

Name:                                                                                 Date of Report:

This Annual Holdings Report must be filed by all Access Persons of the Firm no later than 10 days after the end of the calendar year.

Each Access Person must complete and sign this Report.

Additionally, each Access Person must either:

(A)      submit, if not already submitted monthly or quarterly throughout the year and/or as part of Quarterly Transactions Reports, brokerage statements which contain the information fulfilling the reporting requirements of this report (as shown below), including brokerage statements from the last calendar month or quarter before the date above, and these statements shall be accepted in lieu of this report.

If (A), please indicate whether:	☐	statements were already submitted, or

	☐	statements are attached.

or

(B)        complete the following:

For each Covered Security in which you have a direct or indirect beneficial interest, please list the title and type of security, exchange ticker symbol or CUSIP number, number of shares, and principal amount of such security.

Title/Type	Ticker Symbol/CUSIP Number	Number of Shares	Principal Amount

You should use additional copies of this form as necessary.

Please confirm the following statement by dating and signing below it:

To the best of my knowledge and belief, the answers set out in this Annual Holdings Report are true and correct.

Date Submitted	Signature

APPENDIX G

NOTICE OF ACCOUNT OPENING

Name:                                                                                 Date of Report:

This Notice of Account Opening must be filed by all Access Persons of the Firm, prior to the opening of any account in which securities will be held for the direct or indirect benefit of such Access Person.

For each account in which any securities are to be held for your direct or indirect benefit, please list the name, address and contact person of the broker, dealer, or bank with whom the account will be established and the date such account is to be opened.

Name	Address	Contact Person	Date	Account Opened

Please confirm the following statement by dating and signing below it:

To the best of my knowledge and belief, the answers set out in this Notice are true and correct.

Date Submitted	Signature